Exhibit 4(A)

MENTOR GRAPHICS CORPORATION

SECOND AMENDMENT

TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of June 20, 2006 and entered into by and among Mentor Graphics Corporation, an Oregon corporation (the “Company”), the financial institutions from time to time party to the Credit Agreement (as defined below) (the “Banks”) and Bank of America, N.A., as administrative agent for the Banks (the “Agent”), and is made with reference to that certain Credit Agreement dated as of June 1, 2005 (the “Credit Agreement”), as amended by that certain First Amendment to Credit Agreement dated as of November 8, 2005 (the “Credit Agreement”), by and among the Company, the Banks, KeyBank National Association, as documentation agent, and the Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, the Company has requested a change in the Disposition of Assets covenant set forth in Section 7.02(d) of the Credit Agreement; and

WHEREAS, for this purpose, the Company has requested that the Majority Banks agree to certain amendments to the Credit Agreement as set forth below and the Majority Banks have agreed to such request, subject to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. AMENDMENTS TO THE CREDIT AGREEMENT

1.1	Amendments to Article 7: Negative Covenants

A. Section 7.02(d) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“(d) dispositions of Permitted Receivables pursuant to Permitted Receivables Purchase Facilities; provided that (i) for those Permitted Receivables having a final maturity date which is less than 12 months after the date such obligations arise, the value of such accounts receivable so sold by the Company and its Subsidiaries shall not exceed $75,000,000 at any time outstanding, and (ii) the value of all Permitted Receivables (whether or not having a final maturity date which is less than 12 months after the date such obligations arise) so sold by the Company and its Subsidiaries shall not exceed $175,000,000 at any time outstanding; and provided, further, however, that no dispositions of any Permitted Receivables shall be permitted at any time that any of the following circumstances exist: (A) Returned Accounts for the Company and its Subsidiaries for any calendar month shall have exceeded $10,000,000 in the aggregate, measured on a consolidated basis, (B) Short Term Trade Accounts Receivable (after deducting the amount of reserves associated with such Short Term Trade Accounts Receivable as reported in the financial statements most recently delivered by the Company under Section 6.01) of the Company and its Subsidiaries that are more than 90 days past due shall be greater than 10% of all Short Term Trade Accounts Receivable (after deducting the amount of reserves associated with such Short Term Trade Accounts Receivable as reported in the financial statements most recently delivered by the Company under Section 6.01) of the Company and its Subsidiaries, in each case, measured on a consolidated basis, (C) the TNW Buffer measured as of the last day of any calendar quarter (as adjusted to exclude the effect of any Acquisitions by the Company or any of its Subsidiaries consummated during such calendar quarter) shall be less than 50% of the TNW Buffer measured as of the last day of the calendar quarter immediately preceding such calendar quarter, (D) if after giving effect to such disposition, the Company would not be in pro forma compliance with the financial covenants set forth in Sections 7.14(a) through (d), measured as of the last day of the calendar quarter then most recently ended for which a Compliance Certificate has been delivered to the Agent and the Banks pursuant to Section 6.02(a), or (E) any Event of Default then exists or would result from such disposition;”

Section 2. COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce the Banks to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, the Company represents and warrants to each Bank that the following statements are true, correct and complete:

A. Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”).

B. Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of the Company.

C. No Conflict. The execution and delivery by the Company of this Amendment and the performance by the Company of the Amended Agreement do not and will not (i) contravene the terms of the Company’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or (iii) violate any Requirement of Law; except, in each case referred to in the foregoing clauses (ii) and (iii), where the conflict, breach, contravention, creation or violation is not reasonably expected to have a Material Adverse Effect.

D. Governmental Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is

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necessary or required in connection with the execution and delivery of the Amendment by the Company or the performance by, or enforcement against, the Company of the Amended Agreement.

E. Binding Effect. This Amendment has been duly executed and delivered by the Company and this Amendment and the Amended Agreement are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

F. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Article V of the Credit Agreement are and will be true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of that date, (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date).

G. Absence of Default. No Default or Event of Default exists or shall result from this Amendment.

Section 3. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent or any Bank under, the Credit Agreement or any of the other Loan Documents.

B. Fees and Expenses. The Company acknowledges that all costs, fees and expenses as described in Section 10.04 of the Credit Agreement incurred by the Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of the Company.

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C. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

E. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective upon the execution of a counterpart hereof by the Company, and Majority Banks and receipt by the Company and the Agent of written or telephonic notification of such execution and authorization of delivery thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in San Francisco, California, by their proper and duly authorized officers as of the day and year first above written.

MENTOR GRAPHICS CORPORATION

By:	/S/ DEAN FREED
Name:	Dean Freed
Title:	Vice President and General Counsel

and

By:	/S/ ARUN ARORA
Name:	Arun Arora
Title:	Treasurer

BANK OF AMERICA, N.A.,
as the Agent

By:	/S/ ROBERT RITTELMEYER
Name:	Robert Rittelmeyer
Title:	Vice President

BANK OF AMERICA, N.A.,
as a Bank

By:	/S/ KEVIN McMAHON
Name:	Kevin McMahon
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION,
as Documentation Agent and as a Bank

By:	/S/ KIM A. RICHMOND
Name:	Kim A. Richmond
Title:	Assistant Vice President

MIZUHO CORPORATE BANK, LTD.,
as a Bank

By:	/S/ BERTRAM H. TANG
Name:	Bertram H. Tang
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Bank

By:	/S/ TIMOTHY D. MYERS
Name:	Timothy D. Myers
Title:	Vice President

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